Exhibit 10.34
EMPLOYMENT AGREEMENT
This agreement is made this 13th day of February, 2006 between Portola Packaging, Inc. (the “Company”) and Brian Bauerbach (“Executive” or “you”).
This Employment Agreement replaces the Employment Agreement with Brian Bauerbach dated January 10, 2005 and replaces the “Special Bonus” contained in the previous agreement with the Stock Option Agreement attached hereto.
If the Company terminates the Executive’s employment without cause the Company shall pay the Executive an amount equal to his base salary of $275,000 or his base salary at the time of termination, whichever is higher, for a period of one year or in a lump sum within 30 days of the Executive’s termination, whichever the Executive elects. “Cause” for purposes of this agreement means that the Executive was found guilty in a court of law of (1) acts of dishonesty resulting in personal enrichment of the Executive that he was not entitled to at the expense of the Company, (2) fraud against the Company, or (3) committing a felony.
The Executive shall also be entitled to the above payments if the Company constructively terminates his employment by, for example, (1) changing his title from President and Chief Executive Officer, (2) reducing his compensation, benefits, duties, job responsibilities, office arrangements or other employment environment by more than a deminimus amount, (3) requiring relocation, or (4) requiring excessive travel. If the Executive believes the Company has violated this provision he shall give the Company written notice of the violation and the Company shall immediately correct such violation. If the Company fails to correct such violation or makes repeated violations (i.e., 3 in any 12 month period) then the Executive shall be entitled to the above payments. If the Executive is required to sue the Company to enforce his rights under this agreement then the Company shall reimburse the Executive for all of his costs of enforcing this agreement, including his attorneys’ fees. The Company shall act in good faith in all aspects regarding this agreement.
The following provisions shall apply in respect of the Company’s confidential information:
     In connection with and in consideration for your employment as a key employee of the Company, you hereby confirm that the Company, together with any subsidiary it might have, may, from time to time, be required to enforce its rights to restrict dissemination of confidential information belonging to it by persons who are its employee or who have left its employ. You hereby confirm your fiduciary relationship between yourself and the Company and further acknowledge that the Company is required to protect trade secrets and other confidential information.
     You further understand and agree that information is trade secret or confidential information of the Company, and is proprietary to the Company, if it is (1) generated by the Company or for the Company through the exertion of effort or time for which it has paid, or committed expenditure of, its money, (2) protected as to secrecy by the Company, (3) not generally known in the industry and (4) has value in that it is or may give the Company competitive advantage. Also, you understand and agree that if the first knowledge of any information has come to you as an employee of the Company, and if this information is not generally known in the industry, that information is a trade secret or confidential information.
     You acknowledge that the Company’s trade secrets and confidential information include but are not limited to customer lists and information concerning customers’ or clients’ products, requirements or financial information.
     You agree that you will not use or divulge any trade secrets or confidential information of the Company for or on behalf of any other person, including but not limited to any present or future competitor of the Company, that you will use all such information only in connection with the performance of your duties for the Company and will not use such trade secrets and confidential information for the purpose of competing with or aiding another person or party to compete with the Company at any time during or after your employment with the Company. Nothing in the Section shall be deemed to contravene or be in derogation of any other existing shopright, patent disclosure or any other similar agreement that you have entered into with the Company in the past or that may be or come into effect between you and the Company or any of its predecessors in interest or that you may enter into with the Company in the future. All files, records, documents, drawings, specifications, equipment and similar items related to the business of the Company, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises where the work of the Company is being carried on without prior written consent of the Company.
     For so long as you remain employed by the Company, you agree that you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any business in which the Company from may engage from time to time. You are not, however, prohibited from owning or purchasing any corporate securities which are publicly traded.
     The provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of both you and the Company. You can not, however, assign any of your rights or obligations hereunder except with the prior written consent of the Company.
     All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery if delivered personally, or immediately upon mailing, if mailed, to the party to whom notice is to be given by first class mail, with all postage and other charges fully prepaid, and properly addressed to the other party at its respective address appearing above or on the signature page of this Agreement. An address may be changed by the appropriate party’s giving notice of such change of address to the other party.
     This Agreement shall be construed in accordance with the governed by the laws of the State of Illinois. If any term of this Agreement or application thereof shall be invalid or unenforceable the remainder of this Agreement shall remain in full force and effect. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary and appropriate to carry out the provisions of this Agreement.
     This Agreement constitutes the full and complete understanding and agreement between you and the Company and supersedes all prior understandings, contracts and agreements except as expressly state above. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by both you and the Company.

Very truly yours,

Portola Packaging, Inc.

By:

Its: Chairman

Employee

Portola Packaging, Inc.
Incentive Stock Option Agreement
Dear Brian Bauerbach,
     This will confirm the following arrangement made today between you and Portola Packaging, Inc. (“Portola”) pursuant to Portola’s 2002 Stock Option Plan (the “Plan”), a copy of which is incorporated herein by reference.
     1. Portola hereby grants you an option to purchase from Portola up to a total of 400,000 shares of common stock of the Corporation (the “option shares”) at the fair market value thereof on the date of this agreement (being the date of grant of this option), determined in accordance with the Plan, viz., $ .62 per share. The number of shares and the price per share are subject to adjustment as provided in the Plan.
     2. This agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan and may not be assigned or transferred in whole or in part except as herein provided. It is understood that you shall not have any of the rights of a stockholder with respect to any of the option shares until such shares are actually paid for and issued to you.
     3. The option may be exercised, upon the terms and conditions of the Plan, from time to time, with respect to not more than one third of the option shares immediately, an additional 26,667 shares on August 31, 2006, 106,000 shares on January 1, 2007, 54,000 shares on August 31, 2007 and 80,000 shares on January 1, 2008. The options shall vest and be 100% exercisable upon a “Change of Control” of Portola which is defined as the sale or transfer of more than 50% of the company’s voting stock or the replacement of a majority of the directors without their consent. In no event may the option or any portion thereof be exercised after ten years from the date hereof. The option is intended to be an “incentive stock option” (“ISO”) as defined in Section 422A of the Internal Revenue Code of 1954, as amended, and the option and this agreement shall be so construed.
     4. If you should die while employed by Portola or a subsidiary or within three months after the termination of such employment, the option may be exercised to the extent exercisable at the date of death by a legatee or legatees of the option under your will, or by your personal representative of distributees, within one year after your death. In the event of termination of your employment without cause, as determined in accordance with your Employment Agreement, the option to the extent exercisable and vested at the time of termination, shall be exercisable for 7 years thereafter or 10 years after date of grant, whichever is less. In order to be taxed as an ISO in the event of the termination of your employment for any reason other than your death, the option may be exercised by you, to the extent exercisable at the time of termination, within (a) one year after such termination if such termination is due to disability or (b) three months after such termination in all other cases, otherwise it will be taxed as a non-qualified stock option. The option shall terminate immediately if your employment is terminated for cause as determined in accordance with your Employment Agreement.
     5. Nothing herein contained shall obligate Portola or any subsidiary of Portola to continue the employment for any particular period or on any particular basis of compensation, or constitute a request or consent to postpone the retirement date of any employee.
     6. If you dispose of any of the shares purchased pursuant to the option, then, in order to provide Portola with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, you shall promptly notify Portola of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. You will be solely responsible for any Federal, state, or local income taxes imposed in connection with the exercise of the option or the delivery of option shares incident thereto, and you authorize Portola to make any withholding for taxes which Portola deems necessary or proper in connection therewith.
     7. You shall give Portola notice in writing of any exercise of the option, in whole or in part, identifying this option, specifying the number of shares with respect to which you are exercising the option, and specifying the date of exercise, which shall also be the date for payment of the full purchase price of the shares.
     8. It is expressly understood and agreed that you assume all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the stock after the exercise of this option in whole or in part.
     To confirm the foregoing, please sign and return one copy of this letter immediately.

Portola Packaging, Inc.

February 14, 2006	By:

Brian Bauerbach, President & CEO

Confirmed: